EXHIBIT (j)

Consent of Independent Auditors

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Public Accountants” in the Statement of Additional Information and to the incorporation by reference of our report dated October 31, 2003 in the Registration Statement (Form N-1A) and related Prospectus and Statement of Additional Information of Leuthold Funds, Inc. filed with the Securities and Exchange Commission in this Post-Effective Amendment No. 11 under the Securities Act of 1933 (Registration No. 33-96634) and Amendment No. 12 under the Investment Company Act of 1940 (Registration No. 811-9094).

/s/  Ernst & Young LLP

Minneapolis, Minnesota
December 4, 2003